UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):
January 10, 2013

DRINKS AMERICAS HOLDINGS, LTD.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-19086	87-0438825
State of Incorporation	Commission File Number	IRS Employer I.D. Number

4101 Whiteside Street, Los Angeles, CA 90063
Address of principal executive offices

Registrant's telephone number: (323) 266-8765

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

June 19, 2009 Debenture

As previously reported on the Company’s Current Reports on Form 8-K, filed with the SEC on June 25, 2009 and on December 20, 2011, Drinks Americas Holdings, Ltd., a Delaware corporation (the “Company”) sold to one accredited investor (the “Investor”) a $4,000,000 non-interest bearing debenture (the “Debenture”) pursuant to a Securities Purchase Agreement (the “SPA”).  The Company’s obligations under the Debenture and the SPA were secured by a Pledge Agreement (the “Pledge Agreement” and, the Pledge Agreement together with the Debenture, the SPA and all other documents entered into in conjunction therewith or as an amendment thereto, the “Loan Documents”).  Additionally, on December 13, 2011, the Company and the Investor entered into a Forbearance Agreement (the “Forbearance Agreement”) whereby the Investor agreed to forbear from enforcing the Investor’s remedial rights against certain defaults under the Loan Documents until January 1, 2013 (the “Forbearance Agreement”).  Pursuant to the Forbearance Agreement, the Debenture remained in full force and effect and, as a result of certain defaults under the Loan Documents, the outstanding amount owed under the Debenture, including interest, fees, penalties and legal fees, was agreed to be no less than $2,000,000, with interest, fees and penalties continuing to accrue (the “Debenture Balance”).  Notwithstanding the Debenture Balance, the Company and the Investor agreed to a payoff balance of $1,126,360 (the “Forbearance Amount”).

Pursuant to the Forbearance Agreement, the Company made various scheduled payments towards the Forbearance Amount.  However, the Company was unable to pay the final payment for $408,000 plus all accrued and unpaid interest on or prior to its due date, January 1, 2013, or within the five business day cure period.  Accordingly, on January 15, 2013, the Investor delivered a notice of default (“Default Notice”) to the Company.  The Default Notice contained, among other things, (i) a termination of the Forbearance Agreement; (ii) a request for partial repayment of the Debenture Balance by release, pursuant to the Forbearance Agreement, of 400,000 shares of the Company’s Common stock held in escrow; (iii) a demand for the immediate and accelerated payment of all amounts due under the Debenture and/or Forbearance Agreement equal to $2,149,888.

October 15, 2012 Debenture

On October 15, 2012, the Company sold a $325,000 convertible debenture (the “Convertible Debenture”) to one accredited investor (the “Holder”).  The proceeds to the Company were $250,000 and the Convertible Debenture contained an original issue discount of $75,000.  The Convertible Debenture bears a 0% interest rate, an 18% default interest rate and matured on January 15, 2013 (the “Maturity Date”).  In connection with the sale of the Convertible Debenture, the Company, the Holder and a pledgor (the “Pledgor”), an entity owned by the Company’s former Chief Executive Officer and Chairman, Federico Cabo, entered into a security interest and pledge agreement (the “Security Agreement”) whereby the Pledgor, deposited 2,000,000 shares (the “Pledge Shares”) of the Company’s common stock as security for the performance of the Company under the Convertible Debenture.  On January 15, 2013, the Company received a letter of default (“Letter of Default”) for the nonpayment of the $325,000 due to the Holder on the Maturity Date.  In the Letter of Default, the Holder declared the Company’s default under the Convertible Debenture and demanded the release of the Pledge Shares pursuant to the Security Agreement.

Item 8.01	Other Events.

License Agreement

On December 10, 2012, Drinks Americas Holdings, Ltd., a Delaware corporation (the “Company”) received a letter from Worldwide Beverage Imports, LLC (“WBI”) demanding that the Company immediately pay all amounts due to WBI under that certain License Agreement (Spirits) dated June 27, 2011, as amended, by and between the Company and WBI (the “License Agreement”).  Pursuant to the License Agreement, if the Company fails to cure a violation of a material provision of the License Agreement within thirty (30) days after written notice of such breach, the License Agreement may be terminated.  The Company was unable to pay all past due amounts owed to WBI within thirty days of December 10, 2012.

On January 10, 2013, the Company received a notice from WBI terminating the License Agreement based on the Company’s failure to cure all past due invoices.  Accordingly, the Company (i) is immediately obligated to pay WBI all sums owed by the Company to WBI; (ii) must discontinue use of WBI’s trademarks, service marks, and trade names; (iii) must take all other actions as may be reasonably necessary to terminate the Company s business and contractual arrangements with WBI and to transition of its sales and services to WBI.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  January 18, 2013

DRINKS AMERICAS HOLDINGS, LTD.

/s/ Timothy Owens
Timothy Owens, Chief Executive Officer